Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form F-3 of Hunter Maritime Acquisition Corporation (the “Company”) of our report dated April 30, 2019 with respect to our audit of NCF Wealth Holdings Limited’s combined and consolidated financial statements as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, which appears in the Form 20-F of Hunter Maritime Acquisition Corporation filed with the U.S. Securities and Exchange Commission on April 30, 2019. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

May 16, 2019